NEWS RELEASE

For:  CHAMPION PARTS, INC.

ALEX TASSOS & ASSOCIATES

2005 W. Avenue B

CORPORATE & FINANCIAL PUBLIC RELATIONS

Hope, Arkansas 71801

17 Stonepointe Dr., Escondido, CA 92025

Jerry A. Bragiel, President

Contact: Alex Tassos  (760-737-7000)

870-777-8821

CHAMPION PARTS, INC. REPORTS YEAR-END

AND FOURTH QUARTER RESULTS

HOPE, Ark., Apr. 19, 2007 -- Champion Parts, Inc. (OTC/BB:CREB), remanufacturer of automotive parts, today announced net sales of $3,127,000 for the fourth quarter ended Dec. 31, 2006, compared to $4,523,000 in the comparable period of 2005.  The company reported a net loss of $269,000, or $0.08 per share in the quarter, compared to a net loss of $242,000, or $0.07 per share in the same period of 2005.

For the year 2006, the company reported net sales of $18,061,000, compared to $21,651,000.  The company had net income of $10,000, or $0.00 per share, compared to $37,000, or $0.01 per share for the same period in 2005.

Jerry A. Bragiel, president and chief executive officer, said, “While the company remained profitable for the year, its results were negatively impacted by weaker sales.”

The executive noted that its late 2006 year-end acquisition of the carburetor business of Tomco will be fully reflected in the current 2007 year and will afford the company with increased revenues and expected profit margins generated from remanufactured carburetors.  Champion will now benefit greatly from Tomco’s widely diversified and loyal customer base who have relied on Tomco’s excellence of product and demonstrated devotion to service.  In 2005, Tomco reported $9.5 million in carburetor sales.

The company also said it is continuing to pursue other new products and market opportunities and diversification.

About Champion

Champion Parts remanufactures fuel system components, air conditioning compressors, front wheel drive assemblies, and other underhood electrical and mechanical products for the passenger car and light truck, agricultural, heavy-duty truck and marine parts aftermarket.

…more

Champion Parts, Inc.

Certain forward-looking statements in this press release involve various risks and uncertainties, including, without limitation, those statements relating to the impact of future sales, pursuit of new product and market opportunities, diversification, and favorable profit margins.  These statements are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Although the company believes that its forward-looking statements are reasonable, there are no assurances that such statements will prove to be correct.  Attention is directed to the discussion of risks and uncertainties contained in the Management’s Discussion and Analysis of Operations - Factors Which May Affect Future Results and Business – Risk Factors sections of the company’s Form 10-K and other reports filed with the Securities and Exchange Commission.

CHAMPION PARTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME (CONDENSED)

FOR THE PERIODS ENDED

	Twelve Months Dec. 31, 2006	Twelve Months Dec. 31, 2005	Three Months Dec. 31, 2006	Three Months Dec. 31, 2005
Net Sales	$18,061,000	$21,651,000	$3,127,000	$4,523,000
Costs and Expenses:
Cost of Products Sold	15,290,000	18,625,000	2,668,000	3,892,000
Selling, Distribution & Administrative	2,081,000	2,437,000	505,000	736,000
Total Costs and Expenses	17,371,000	21,062,000	3,173,000	4,628,000
Operating Income	690,000	589,000	(46,000)	(105,000)
Non-Operating (Income)/Expense
Interest Expense	621,000	582,000	177,000	132,000
Other Non-Operating (Income)	68,000	(113,000)	76,000	(24,000)
Total Non-Operating Expense	689,000	469,000	253,000	108,000
Net Income (Loss) Before Income Taxes	1,000	119,000	(299,000)	(214,000)
Income Taxes	(9,000)	82,000	(30,000)	28,000
Net Income (Loss)	$ 10,000	$ 37,000	$ (269,000)	$ (242,000)
Weighted Average Common Shares Outstanding
Basic	3,655,266	3,655,266	3,655,266	3,655,266
Diluted	3,736,060	3,736,060	3,736,060	3,736,060
Earnings Per Common Share-Basic
Net Income Per Common Share-Basic	$ 0.00	$ 0.01	($ 0.08)	($ 0.07)

Earnings Per Common Share-Diluted
Net Income Per Common Share-Diluted	$ 0.00	$ 0.01	($ 0.07)	($ 0.06)